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Monday April 12, 8:45 am Eastern Time
                                                                    EXHIBIT 99.1
Company Press Release
SOURCE:  The IT Group

The IT Group Completes Acquisition of
ICF Kaiser's Environment and Facilities Management Group

Substantial Earnings Accretion of $0.20 Per Share on an Annual Basis Driven By Synergies

Adds $500 Million in Backlog and Private Sector Diversification

PITTSBURGH, April 12/PRNewswire/ -- The IT Group, Inc. (NYSE:ITX - news)
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announced today the closing of the purchase of certain assets of ICF Kaiser's
Environment and Facilities Management Group (EFM).

Anthony J. DeLuca, chief executive office and president of The IT Group, Inc., said, "The acquisition of EFM adds an expected $500 million of strategically important and substantially cost-reimbursable backlog, as well as major commercial client relationships in diverse industries." Mr. DeLuca went on to say, "We are prepared to implement our integration plan aggressively. Once planned synergies of $10 million are achieved, the acquisition is anticipated to add $120 million in revenue, $20 million in operating cash flow and $0.20 earnings per share on an annual basis. Earnings per share accretion of $0.10 is expected in 1999. The IT Group's outsourced services business should be enhanced by EFM's 23% interest in the Space Gateway Support joint venture, which provides facilities operations and management support for NASA at the Kennedy Space Center. This contract is anticipated to generate, over a 10-year period, $2.2 billion of gross revenues to the joint venture."

"The integration of GTI, acquired in December 1998, has gone well and we expect first quarter earnings to be in line with Wall Street expectations," Mr. DeLuca added.

The IT Group, Inc., is a leading provider of diversified, value-added services in the areas of consulting, facilities management, engineering & construction and remediation. Additional information about The IT Group can be found on the Internet at www.theitgroup.com. The IT Group's common stock and depositary
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shares are traded on the New York Stock Exchange under the symbol ITX and ITXpr, respectively.

Statements of The IT Group's or management's intentions, beliefs, expectations or predictions denoted by the words anticipate, believe, expect and similar expressions (including confidence and potential) are forward-looking statements that reflect the current views of The IT Group and its management about future events and are subject to certain risks, uncertainties and assumptions. The IT Group's actual results could differ materially from those projected in such forward-looking statements as a result of a number of factors including competitive factors and pricing pressures, the effect of integrating EFM, GTI and any other major acquisitions and achievement of expected synergies therefrom, bidding opportunities and success, project results, funding of backlog and industry-wide factors.

SOURCE: The IT Group